Exhibit 99.1

Regency Centers Introduces 2014 Earnings Guidance

JACKSONVILLE, Fla. (December 17, 2013) - Regency Centers Corporation (“Regency” or the “Company”) announced today certain components of its earnings guidance for 2014 and has also updated its previously announced 2013 earnings guidance. This information is summarized below.

	Full Year 2013 Guidance		Full Year 2014 Guidance
	Previous Guidance	Updated Guidance
FFO per diluted share	$2.56 - $2.59	$2.57 - $2.59	$2.62 - $2.68
Core FFO per diluted share	$2.60 - $2.63	$2.61 - $2.63	$2.66 - $2.72
Same-Property NOI Growth	3.8%-4.0%	3.8%-4.0%	2.5%-3.5%

Regency will host a conference call and webcast during which management will discuss these projections together with certain underlying assumptions today, December 17th, at 11:00 am ET. Details of the previously announced conference call and webcast are provided below. For a complete listing of guidance components and underlying assumptions for both 2013 and 2014, please refer to the presentation that will be posted to the Company’s investor relations website immediately prior to start time of the conference call and webcast.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year		Full Year
Funds From Operations Guidance:	2013		2014
Net income attributable to common stockholders	$1.37	1.39	0.75	0.81
Adjustments to reconcile net income to FFO:
Depreciation expense, amortization and other amounts	1.20	1.20	1.87	1.87
Funds From Operations	$2.57	2.59	2.62	2.68
Adjustments to reconcile FFO to Core FFO:
All other non-core amounts	$0.04	0.04	0.04	0.04
Core Funds From Operations	$2.61	2.63	2.66	2.72

2014 Guidance Conference Call
Date:	Tuesday, December 17, 2013
Time:	11:00 a.m. ET
Dial#:	888-471-3830 or 719-955-1569
Passcode:	710188
Webcast & Presentation:	www.regencycenters.com under Investor Relations
Replay Webcast Archive:	Investor Relations page under Webcasts & Presentations

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator, and developer of high quality grocery-anchored and community shopping centers. At September 30, 2013, the Company owned 333 retail properties, including those held in co-investment partnerships. Including retailer-owned square footage, the portfolio encompassed 43.6 million square feet located in top markets throughout the United States. Since 2000, Regency has developed 212 shopping centers, including those currently in-process, representing an investment at completion of more than $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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